Filed Pursuant to Rule 433
Registration Statement No. 333-282565

MARKET INDEX TARGET-TERM SECURITIES® (MITTS®)

MITTS® Linked to the Vanguard Information Technology ETF

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$9.00

-10.00%

-75.00%

$9.00

-10.00%

-50.00%

$9.00

-10.00%

-25.00%

$9.00

-10.00%

-10.00%

$9.00

-10.00%

-5.00%

$9.50

-5.00%

0.00%

$10.00(1)

0.00%

10.00%

$11.00

10.00%

20.00%

$12.00

20.00%

30.00%

$13.00

30.00%

40.00%

$14.00

40.00%

49.00%

$14.90(2)

49.00%

50.00%

$14.90

49.00%

60.00%

$14.90

49.00%

70.00%

$14.90

49.00%

(1)The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

(2)The Redemption Amount per unit cannot exceed the hypothetical Capped Value

Issuer	The Bank of Nova Scotia (“BNS”)
Principal Amount	$10.00 per unit
Term	Approximately five years
Market Measure	The Vanguard Information Technology ETF (Bloomberg symbol: “VGT”)
Payout Profile at Maturity

●100.00% participation in increases in the Market Measure, subject to the Capped Value

●If the Market Measure is flat or decreases, 1-to-1 downside exposure to decreases in the Underlying Fund, subject to the Minimum Redemption Amount

Capped Value	[$14.40 to $15.40] per unit, a [44.00% to 54.00%] return over the principal amount, to be determined on the pricing date.
Participation Rate	100.00%
Minimum Redemption Amount	$9.00 per unit
Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are seeking protection against declines in the Market Measure at maturity, and are willing to accept a capped return and forgo interim interest payments.

Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/9631/000183988226028413/bns_fwp-18216.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Depending on the performance of the Market Measure as measured shortly before the maturity date, you may lose up to 10.00% of the principal amount

●Payments on the notes are subject to the credit risk of BNS, and actual or perceived changes in the creditworthiness of BNS are expected to affect the value of the notes. If BNS becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

●Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure or the securities held by the Market Measure.

●You will have no rights of a holder of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive any shares of the Market Measure or the securities held by the Market Measure, or any dividends or other distributions in respect of the Market Measure or the securities held by the Market Measure.

●There are liquidity and management risks associated with the Market Measure.

●The performance of the Market Measure may not correlate with the performance of its underlying index as well as the net asset value per share of the Market Measure, especially during periods of market volatility when the liquidity and the market price of the shares of the Market Measure and/or the securities held by the Market Measure may be adversely affected, sometimes materially.

●Payments on the notes will not be adjusted for all corporate events that could affect the Market Measure.

●The initial estimated value of the notes on the pricing date will be less than their public offering price.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●The stocks held by the Market Measure are concentrated in one sector.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The Bank of Nova Scotia (“BNS”) has filed a registration statement (which includes a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BNS has filed with the SEC for more complete information about BNS and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. BNS’s Central Index Key, or CIK, on the SEC website is 9631. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BNS faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.